Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

               INVESCO CALIFORNIA INSURED MUNICIPAL INCOME TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco California Insured Municipal Income Trust was held on July 14, 2011. The Meeting was held for the following purpose:

(1) Elect five Trustees by the holders of Common Shares and Preferred Shares voting together, and one Trustee by the holders of Preferred Shares voting separately, each of whom will serve for a three-year term or until a successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                              Votes
Matter                            Votes For  Withheld
----------------------------      ---------  --------
(1)   David C. Arch               9,025,622   939,055
      Bob R. Baker                9,129,407   835,270
      Larry Soll                  9,025,600   939,077
      Philip A. Taylor            9,139,878   824,799
      Wayne W. Whalen             9,131,855   832,822
      Frank S. Bayley(P)                166         0

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(P)  Election of trustee by preferred shareholders only.